EXHIBIT 1.1
31 JULY 2007
PEPSICO, INC.
as Issuer
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
BANC OF AMERICA SECURITIES LIMITED
CITIGROUP GLOBAL MARKETS LIMITED
HSBC BANK PLC
J.P. MORGAN SECURITIES LTD.
MERRILL LYNCH INTERNATIONAL
MORGAN STANLEY & CO. INTERNATIONAL PLC
UBS LIMITED
as Dealers

SUPPLEMENTAL PROGRAMME AGREEMENT
relating to a Restated and Amended Programme Agreement
dated 21 July 2006
in respect of a U.S.$2,500,000,000
EURO MEDIUM TERM NOTE
PROGRAMME

This Supplemental Programme Agreement is made as of 31 July 2007
Between:
(1)	PEPSICO, INC. whose registered office is at 700 Anderson Hill Road, Purchase, New York, USA, 10577 (the Issuer);

(2)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. of Vía de los Poblados, s/n, 28033 Madrid (BBVA);

(3)	BANC OF AMERICA SECURITIES LIMITED of 5 Canada Square, London E14 5AQ (Banc of America);

(4)	CITIGROUP GLOBAL MARKETS LIMITED of Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (Citi);

(5)	HSBC BANK PLC of 8 Canada Square, London E13 5HQ (HSBC);

(6)	J.P. MORGAN SECURITIES LTD. of 125 London Wall, London, EC2Y 5AJ (JPMorgan);

(7)	MERRILL LYNCH INTERNATIONAL of Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ (Merrill Lynch);

(8)	MORGAN STANLEY & CO. INTERNATIONAL PLC of 25 Cabot Square, Canary Wharf, London E14 4QA (Morgan Stanley); and

(9)	UBS LIMITED of 1 Finsbury Avenue, London EC2M 2PP (UBS).
Whereas:
(A) This Supplementary Programme Agreement is supplemental to a restated and amended Programme agreement dated 21 July 2006 (the Restated and Amended Programme Agreement) in respect of a U.S.$2,500,000,000 Euro Medium Term Note Programme (the Programme) of the Issuer.
(B) The parties hereto have agreed to make certain modifications to the Restated and Amended Programme Agreement by way of this Supplementary Programme Agreement.
(C) As the result of the acquisition of the agency business of JPMorgan Chase Bank N.A. by The Bank of New York, JPMorgan Chase Bank N.A. has been replaced as Agent by The Bank of New York and J. P. Morgan Bank Luxembourg S.A. has been replaced as Paying Agent by The Bank of New York (Luxembourg) S.A. under the Programme.
It is hereby agreed as follows:

1. Interpretation
1.1 Capitalised terms used in this Supplemental Programme Agreement but not defined herein shall have the meanings given to them in the Restated and Amended Programme Agreement.
2. Amendments to the Restated and Amended Programme Agreement
2.1 All references in the Restated and Amended Programme Agreement to “JP Morgan Chase Bank N.A.” as Agent shall be construed instead as “The Bank of New York”.
2.2 All references in the Restated and Amended Programme Agreement to “J.P. Morgan Bank Luxembourg S.A.” as Paying Agent shall be construed instead as “The Bank of New York (Luxembourg) S.A.”.
2.3 All references in the Restated and Amended Programme Agreement to “Morgan Stanley & Co. International Limited” shall be construed instead as “Morgan Stanley & Co. International plc”.
2.4 Appendix B of the Restated and Amended Programme Agreement shall be deleted and replaced with Schedule 1 to this Agreement.
2.5 Paragraph 17 of the Restated and Amended Programme Agreement shall be deleted and replaced with the following paragraph:
“In connection with the issue of any Tranche of Notes, the Dealer or Dealers (if any) named as the stabilising manager(s) (or persons acting on behalf of any stabilising manager(s)) in the applicable Final Terms may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilising manager(s) (or persons acting on behalf of a stabilising manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche of Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche of Notes and 60 days after the date of the allotment of the relevant Tranche of Notes. Any stabilisation action or over-allotment must be conducted in accordance with all applicable laws and rules.
2.6 Paragraph 5 of Appendix A of the Restated and Amended Programme Agreement shall be deleted and replaced with the following paragraph:
“Prior to the sale of any notes, confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes under the Programme), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) above, have been delivered to the Agent.”
2.7 Paragraph 13 of Appendix A of the Restated and Amended Programme Agreement shall be deleted and replaced with:

“Effectuation Agreement (where the notes are to be issued in new global note form)”
2.8 Paragraph 14 of Appendix A of the Restated and Amended Programme Agreement shall be deleted and replaced with:
“Issuer/ICSD Agreement (where the notes are to be issued in new global note form)”
2.9 Appendix H of the Restated and Amended Programme Agreement shall be deleted and replaced with Schedule 2 to this Agreement.
2.10 The following two paragraphs shall be added at the end of Paragraph 2 of the Davis Polk & Wardwell Form of Opinion in Appendix L of the Restated and Amended Programme Agreement:
“We express no opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code, any applicable fraudulent conveyance, fraudulent transfer or fraudulent obligation law or any comparable provision of law to the questions addressed above or on the conclusions expressed with respect thereto.
We express no view as to whether a U.S. federal court sitting in the State of New York or a court of the State of New York would (i) dismiss a suit, action or proceeding arising under the Principal Agreements, or brought in order to enforce a judgment under the Principal Agreements, on the ground that such court lacks personal or subject matter jurisdiction or such court is an improper venue or inconvenient forum or (ii) render or enforce a judgment in a currency other than United States dollars;”
3. Descriptive headings
The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
4. Governing law and submission to jurisdiction
4.1 This Agreement shall be governed by, and construed in accordance with, the laws of England.
4.2 The Issuer hereby irrevocably agrees for the exclusive benefit of the Dealers that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Restated and Amended Programme Agreement as supplemented by this Agreement and that accordingly any suit, action or proceedings (together referred to as Proceedings) arising out of or in connection with the Restated and Amended Programme Agreement as supplemented by this Agreement may be brought in such courts. The Issuer hereby irrevocably waives any objection which it may have to the laying of the venue of any Proceedings in any such courts and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing contained herein shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not. The Issuer hereby appoints PepsiCo International Limited at its registered office for the time being at the date hereof 3 Kew Road, Richmond, Surrey, TW9 2QL, England (Attention: Division Counsel) as its agent for service of process and agrees that, in the event of PepsiCo International Limited ceasing so to act or ceasing to be registered in England, it will appoint another person as its agent for service of process in England in respect of any Proceedings. Nothing herein shall affect the right to serve process in any other manner permitted by law. The Issuer hereby irrevocably and unconditionally waives with respect to this Agreement any right to claim immunity from jurisdiction or execution and any similar defence and irrevocably and unconditionally consents to the giving of any relief or the issue of any process, including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.
5. Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
6. Counterparts
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

in witness whereof the parties hereto have executed this Agreement as of the date first above written.
SIGNATORIES
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PEPSICO, INC.

By: Name:	/s/ Lionel L. Nowell III Lionel L. Nowell III
Title:	Senior Vice President and Treasurer

By: Name:	/s/ J. Darrell Thomas J. Darrell Thomas
Title:	Vice President and Assistant Treasurer

The Dealers:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By Name:	/s/ Barbara Alexander Barbara Alexander
Title:	Authorized Signatory

BANC OF AMERICA SECURITIES LIMITED

By	/s/ Barbara Alexander

Name:	Barbara Alexander
Title:	Authorized Signatory

CITIGROUP GLOBAL MARKETS LIMITED

By	/s/ Barbara Alexander

Name:	Barbara Alexander
Title:	Authorized Signatory

HSBC BANK PLC

By	/s/ Barbara Alexander

Name:	Barbara Alexander
Title:	Authorized Signatory

J.P. MORGAN SECURITIES LTD.

By	/s/ Barbara Alexander

Name:	Barbara Alexander
Title:	Authorized Signatory

MERRILL LYNCH INTERNATIONAL

By	/s/ Barbara Alexander

Name:	Barbara Alexander
Title:	Authorized Signatory

MORGAN STANLEY & CO. INTERNATIONAL PLC

By	/s/ Barbara Alexander

Name:	Barbara Alexander
Title:	Executive Director

UBS LIMITED

By	/s/ Barbara Alexander

Name:	Barbara Alexander
Title:	Authorized Signatory

SCHEDULE 1 – SELLING RESTRICTIONS
United States
The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Dealer represents and agrees that it has offered, sold and delivered any Notes, and will offer, sell and deliver any Notes (1) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and notified as provided below, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, each Dealer further represents and agrees that it, its affiliates and any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act. Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and notify to the Agent the completion of the distribution of the Notes of such Tranche. On the basis of such notification or notifications, the Agent agrees to notify such Dealer/Lead Manager of the end of the distribution compliance period with respect to such Tranche. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and notified by the Agent for the Securities to [name of Dealer(s)/Lead Manager], except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S under the Securities Act.”.
Terms used in this Clause 1 have the meanings given to them by Regulation S.
In addition (unless the applicable Final Terms specifies otherwise):
(a)	except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the D Rules), each Dealer (i) represents that it has not offered, sold or resold, and agrees that during the restricted period it will not offer, sell or resell, Notes to a person who is within the United States or its possessions or for the account or benefit of any United States person or to any person for whom such Dealer has an address within the United States or its possessions, and (ii) represents that it has not delivered, directly or indirectly, and agrees that it will not deliver, directly or indirectly, within the United States or its possessions definitive Notes in bearer form (which includes for this purpose any Permanent Global Note) that are sold during the restricted period;

(b)	each Dealer represents that it has and agrees that throughout the restricted period it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware of the restrictions set forth in (a) above on the offer, sale, resale or delivery of the Notes;

(c)	if it is a United States person, each Dealer represents that it is acquiring the Notes for purposes of resale in connection with their original issuance and has not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions and agrees that if it retains Notes for its own account, it will only do so in accordance with the requirements of the D Rules; and

(d)	with respect to each affiliate that acquires Notes from a Dealer for the purpose of offering, selling or delivering such Notes during the restricted period, such Dealer repeats and confirms the representations and agreements contained in (a), (b) and (c) above on such affiliate’s behalf.
Terms used in this clause have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules. Whether or not an offer, sale or delivery is treated as made within the United States or its possessions or to a United States person will depend upon application of the D Rules.
Each issue of Indexed Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the Final Terms. Each relevant Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State.
(e)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

At any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(f)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(g)	at any time in any other circumstances which do not require the publication by the Bank of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71 /EC and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
Each Dealer has represented and agreed and each further Dealer appointed under the Programme will be required to represent and agree that:
(i)	in relation to any Notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purpose of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(ii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

(iii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom.
Japan
The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption which will result in compliance with the Securities and Exchange Law and any other applicable laws and regulations of Japan.
General
Each Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it will comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes this Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuer nor any other Dealer shall have any responsibility therefor.
Neither the Issuer nor any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.
With regard to each Tranche, the relevant Dealer(s) will be required to comply with such other additional restrictions as the Issuer and the relevant Dealer(s) shall agree and as shall be set out in the applicable Final Terms.

SCHEDULE 2
IN-HOUSE COUNSEL FORM OF OPINION
1. The Issuer has authorized the execution, delivery and performance of each of the Programme Agreement, the Agency Agreement, and the Deed of Covenant (together, the “Principal Agreements”) and the Notes by all necessary corporate action. The Principal Agreements and those notes that have been sold have been duly executed and delivered.
2. The execution and delivery of and performance by the Issuer of its obligations under the Principal Agreements and the Notes, when issued, will not contravene any provision of the Restated Charter or By-Laws of the Issuer, or of any agreement or other instrument binding upon the Issuer or any of its subsidiaries that is material to the Issuer and its subsidiaries taken as a whole, or, to my knowledge, of any judgment, order, or decree of any governmental body, agency, or court having jurisdiction over the Issuer or any of its subsidiaries, in each of the foregoing cases except as would be reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries, taken as a whole.
3. To my knowledge, there is no legal or governmental proceeding pending or threatened to which the Issuer or any of its significant subsidiaries is a party, or by which any of the properties of the Issuer or its significant subsidiaries is bound, which would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries, taken as a whole.